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                                                                    Exhibit 99.1



(QLT INC. LOGO)     QLT INC.    887 Great Northern Way            t 604.707.7000
                                Vancouver, BC Canada V5T 4T5      f 604.707.7001
                                                                  www.qltinc.com



news release


               QLT ANNOUNCES VISUDYNE(R) SALES FOR FOURTH QUARTER
                              AND FISCAL YEAR 2004


FOR IMMEDIATE RELEASE                                           JANUARY 20, 2005
VANCOUVER, CANADA--QLT Inc. (NASDAQ:QLTI; TSX:QLT) today reported that its alliance partner, Novartis, announced global Visudyne(R) (verteporfin) sales of approximately US$124 million for the quarter and US$448 million for the year ended December 31, 2004. Visudyne sales for the fourth quarter and the full year represent increases of 29.3% and 25.6% over sales in the fourth quarter and annual sales in 2003 respectively.

QLT will release its full financial results on Wednesday, February 23, 2005, at 7:30 a.m. EST.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions. We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne(R) and Eligard(R). For more information, visit our website at www.qltinc.com.

QLT Inc. will hold an investor conference call to discuss year-end results and 2005 guidance on Wednesday, February 23rd at 8:30 a.m. EST (5:30 a.m. PST). The call will be broadcast live via the Internet at www.qltinc.com. A replay of the call will be available via the Internet and also via telephone at 1-800-395-0403, access code 3471375.


                                      -30-

QLT Inc.:
Vancouver, Canada
Therese Hayes / Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne(R) is a registered trademark of Novartis AG.
Eligard(R) is a registered trademark of Sanofi-Aventis.

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QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol "QLTI"
and on The Toronto Stock Exchange under the trading symbol "QLT."

A full explanation of how QLT determines and recognizes revenue resulting from Visudyne sales is contained in the financial statements contained in the periodic reports on Forms 10-Q and 10-K, under the heading "Significant Accounting Policies - Revenue Recognition." Visudyne sales are product sales by Novartis under its alliance with QLT.

The Visudyne(R) sales figures in this press release are preliminary and unaudited and are not a complete disclosure of our quarterly or annual financial results. Certain statements in this press release constitute "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements are described in detail in QLT's Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT does not assume any obligation to update such information to reflect later events or developments, except as may be required by law.

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